THIS AGREEMENT is dated for reference the 20th day of August, A.D. 2009.

BETWEEN:

FACT Corporation, a company incorporated in the state of Colorado and having its offices at 1530-9th Avenue S.E., Calgary, Alberta T2G 0T7

(hereinafter referred to as the “Company”)

OF THE FIRST PART

AND:

(hereinafter referred to as the “Creditor”)

OF THE SECOND PART

WHEREAS the Company is indebted to the Creditor and the Creditor is willing to accept payment of the indebtedness in shares in the capital stock of the Company subject to the terms and conditions hereinafter set forth in settlement of the Company’s indebtedness to it.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.                      The Company confirms and acknowledges it is indebted to the Creditor and that it wishes to settle the indebtedness by way of the issuance of shares for such debt in the amount of $ USD (the “Indebtedness”).

2.                      The Creditor agrees to accept shares of Class A common stock at a deemed price of $0.10 per share in full and final settlement of the Indebtedness.

3.                      Each of the parties hereto agrees to execute such further and other deeds, documents and assurances and do such further and other acts as may be necessary to carry out the true intent and meaning of this Agreement fully and effectually.

4.                      Time shall be of the essence of this Agreement.

5.                      This Agreement shall enure to the benefit of and be binding upon the parties hereto, their heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

FACT CORPORATION

By:
Creditor                                                                                                  Name:                      Jacqueline Danforth
Title: President
Witnessed by:

Name: Li Shen

THE SECURITY TO BE ISSUED PURSUANT TO THIS DEBT SETTLEMENT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THIS SECURITY MAY NOT BE SOLD, OFFERED FOR SALE PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.